Exhibit 99.5

Natrol Reports First Quarter Earnings

CHATSWORTH, Calif. –(BUSINESS WIRE)-May 14, 2004 - Natrol, Inc. (NASDAQ: NTOL – news) today announced financial results for the quarter ended March 31, 2004.

The Company recorded net income and income from continuing operations of $450,000 or $0.03 per share for the quarter ended March 31, 2004 as compared to income from continuing operations of $228,000 or $0.02 per share and a net loss of $124,000 or $0.01 per share in the quarter ended March 31, 2003.   During the first quarter of 2003, the Company recorded a loss of $352,000 or ($0.03) from operations which were discontinued in the fourth quarter of 2003.

Net sales from continuing operations increased 7.5%, or $1.4 million, to $20.4 million for the three months ended March 31, 2004 from $19.0 million for the three months ended March 31, 2003.

“From a revenue perspective, Q-1 2004 was our best quarter since Q-3 of 2000,” noted Elliott Balbert, Natrol’s President and Chairman. “It is the first quarter Natrol has broken the $20 million barrier in more than two years.  Although a single quarter cannot be characterized as a trend, management is nonetheless pleased to be able to announce top line momentum.  The doubling of our net income from continuing operations is a second positive step.   Our balance sheet is strong.  We closed the quarter with $5.4 million in cash, a current ratio of 2.4 to 1, and more than $2.50 per share of equity.  As a Company, Natrol closed 2003 committed to delivering meaningful top and bottom line results during 2004.  Our focus is on our core Natrol supplement, Prolab sports nutrition and Laci Le Beau tea brands.  We will continue focusing on our brands as we seek to improve quarter over quarter and year over year performance.”

The statements made in this press release which are not historical facts including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements.  Certain factors that might cause Natrol’s actual results to differ materially from those set forth in the forward-looking statements include adverse trends in the dietary supplements industry, intense competition, adverse effects of unfavorable publicity regarding particular products or the Company’s industry generally, the Company’s dependence on the introduction of successful new products, the Company’s ability to gain market share and shelf space in each of its distribution channels, the Company experiencing high rates of product returns, and adverse government regulation, as well as those factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003  and in the Company’s other filings with Securities and Exchange Commission.

Contact:

Natrol Inc., Chatsworth

Dennis Jolicoeur, 818/739-6000

Natrol, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, except share and per share data)

(Unaudited)

	March 31, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$5,432	$2,599

Accounts receivable, net of allowances of $683 and $635 at March 31, 2004 and December 31, 2003, respectively	9,163	7,698
Inventory	10,534	9,053
Income taxes receivable	61	349
Deferred income taxes	1,110	1,110
Prepaid expenses and other current assets	978	914
Net assets of discontinued operations	86	35
Total current assets	27,364	21,758
Property and equipment:
Building and improvements	15,626	15,612
Machinery and equipment	5,154	5,215
Furniture and office equipment	2,872	3,158
	23,652	23,985
Accumulated depreciation	(7,224)	(7,315)
Property and equipment, net	16,428	16,670
Restricted cash	5,000	5,000
Deferred income taxes	3,902	3,902
Goodwill, net of accumulated amortization and impairment charge of $37,381	2,026	4,026
Other assets	119	83
Total assets	$54,839	$51,439

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,063	$5,601
Accrued expenses	1,794	1,732
Accrued payroll and related liabilities	1,169	772
Current portion of long-term debt	332	325
Total current liabilities	11,358	8,430
Long-term debt, less current portion	7,364	7,451
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value of $0.01 per share:
Authorized shares—2,000,000; Issued and outstanding shares—none
Common stock, par value of $0.01 per share:
Authorized shares—50,000,000
Issued and outstanding shares—14,127,536 and 14,054,309 at March 31, 2004 and December 31, 2003, respectively	141	141
Additional paid-in capital	62,486	62,377
Accumulated deficit	(23,629)	(24,079)
	38,998	38,439
Shares held in treasury, at cost—921,900 shares at March 31, 2004 and December 31, 2003	(2,881)	(2,881)
Total stockholders’ equity	36,117	35,558
Total liabilities and stockholders’ equity	$54,839	$51,439

Natrol, Inc. And Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Net sales	$20,425	$18,995
Cost of goods sold	12,595	10,866
Gross profit	7,830	8,129
Selling and marketing expenses	4,619	4,969
General and administrative expenses	2,325	2,639
Total operating expenses	6,944	7,608
Operating income from continuing operations	886	521
Interest income	22	10
Interest expense	(158)	(162)
Income from continuing operations before income taxes	750	369
Income tax provision	300	141
Income from continuing operations	450	228
Discontinued operations:
(Loss) from operations	—	(573)
Income tax benefit	—	221
Loss on discontinued operations	—	(352)
Net Income (loss)	$450	$(124)
Basic and Diluted income (loss) per share:
Income (loss) per share from continuing operations	$0.03	$0.02
Loss per share from discontinued operations	$—	$(0.03)
Income (loss) per share	$0.03	$(0.01)

Weighted-average shares outstanding:
Basic	13,162,459	12,870,598
Diluted	14,175,061	12,879,181